Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED DECLARATION OF TRUST

OF

SILVER POINT SPECIALTY LENDING FUND

December 26, 2025

Silver Point Specialty Lending Fund, a Maryland statutory trust (the “Trust”), does hereby certify to the State Department of Assessments and Taxation of Maryland as follows:

FIRST: Upon the filing and effectiveness pursuant to the Maryland Statutory Trust Act of this Certificate of Amendment to the Second Amended and Restated Declaration of Trust of the Trust, each two (2) common shares of beneficial interest of the Trust, par value $0.001 per share (the “Common Shares”) issued and outstanding immediately prior to the Effective Time (as defined below) shall automatically be combined into one (1) validly issued, fully paid and non-assessable Common Share, par value $0.001 per Common Share, without any further action by the Trust or the holder thereof.

SECOND: This Certificate of Amendment shall become effective as of the close of business on December 26, 2025 (the “Effective Time”).

THIRD: This Certificate of Amendment was duly adopted in accordance with Section 9.1(a) of the Trust’s Second Amended and Restated Declaration of Trust by the Board of Trustees of the Trust on December 15, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, the Trust has caused this Certificate of Amendment to be duly executed in its name as of the date first written above.

SILVER POINT SPECIALTY LENDING FUND

By:	/s/ Jesse Dorigo
Name:	Jesse Dorigo
Title:	Chief Financial Officer

Attest:

By:	/s/ Willis Hanssen
Name:	Willis Hanssen
Title:	Controller

[Signature Page for the Certificate of Amendment to the Amended and Restated Declaration of Trust of Silver Point Specialty Lending Fund]